Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph relating to Safe Technologies International, Inc. and Subsidiaries’ ability to continue as a going concern, dated April 2, 2010, on our audit of the financial statements of Safe Technologies International, Inc. and Subsidiaries as of December 31, 2009 and for the year then ended. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 21, 2010